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                                                            EXHIBIT 12.1



                           SOUTHERN FOODS GROUP, L.P.

          COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                        (in millions, except for ratios)



                                                                                                       SFG
                                                                                  ----------------------------------------------
                                               Predecessor         1/1/94           2/17/94
Historical                                        1993           to 2/16/94       to 12/31/94      1995        1996         1997
----------                                     -----------       ----------       -----------      ----        ----         ----
 Ratio of earnings to fixed charges
  Interest expense (includes amortization
    of debt issuance costs)                          $ 4.1          $   0.6         $ 8.3         $ 9.1       $ 7.6       $ 16.5
  One third of rent expense                            1.6              0.2           1.4           1.7         1.8          3.1
                                                     -----          -------         -----         -----       -----       ------
  Total fixed charges                                  5.7              0.8           9.7          10.8         9.4         19.6
  Pre tax income (loss)                               10.0             (3.9)          4.3          10.1        11.5         26.1
                                                     -----          -------         -----         -----       -----       ------
  Earnings (loss) before tax and fixed
    charges                                           15.7             (3.1)         14.0          20.9        21.0         45.7
  Divided by fixed charges                             5.7              0.8           9.7          10.8         9.4         19.6
                                                     -----          -------         -----         -----       -----       ------
                                                       2.8 x             (a)          1.4 x         1.9 x       2.2 x        2.3 x
                                                     =====          =======         =====         =====       =====       ======


(a) Earnings were inadequate to cover fixed charges during the period from January 1, 1994 to February 16, 1994. The deficiency was $3.9 million.